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                                                                  Exhibit No. 10


CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 37 to the registration statement on Form N-1A (the "Registration Statement") of our report dated April 16, 1999, relating to the financial statements and financial highlights appearing in ths February 28, 1999 Annual Report to Shareholders of PaineWebber Money Market Fund, which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Accountants" in the Statement of Additional Information.


PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
June 29, 1999